                               OFFERING CIRCULAR

                           RECYCLING INDUSTRIES, INC.

OFFER TO EXCHANGE EACH OUTSTANDING SERIES G AND SERIES J COMMON STOCK PURCHASE
    WARRANT FOR .2517291 SHARES OF COMMON STOCK, $.001 PAR VALUE PER SHARE

  THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., MOUNTAIN
             STANDARD TIME, ON APRIL 8, 1998, UNLESS EXTENDED

     Recycling Industries, Inc. (the "Company") hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Offering Circular (the "Offering Circular"), and in the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange each of its currently outstanding Series G Common Stock Purchase Warrants (the "Series G Warrants") and Series J Common Stock Purchase Warrants (the "Series J Warrants")(collectively the Series G Warrants and Series J Warrants are referred to as the "Warrants") for .2517291 shares of its common stock, $.001 par value per share (the "Common Stock"). As of the date of this Offering Circular, there are 2,070,878 Series G Warrants and 570,944 Series J Warrants outstanding which expire on December 27, 1999. The Exchange Offer is being made for up to all outstanding Warrants. HOLDERS WHO DESIRE TO PARTICIPATE IN THE EXCHANGE OFFER MUST EXCHANGE ALL OF THE WARRANTS DIRECTLY OR INDIRECTLY OWNED BY THEM, NO PARTIAL TENDERS OR EXCHANGES WILL BE PERMITTED.

     The Exchange Offer will expire at 5:00 p.m., Mountain Standard Time, on April 8, 1998 (such time and date, the "Expiration Date"), unless the Company, in its sole discretion, extends the period during which the Exchange Offer is open, in which event the term "Expiration Date" means the latest time and date at which the Exchange Offer, as so extended by the Company, shall expire. See "The Exchange Offer - Expiration; Extension; Termination; Amendment." Fractional shares of Common Stock will be rounded up to the nearest whole share. The terms and conditions of the Exchange Offer will not be applicable to any Warrants that are not accepted pursuant to the Exchange Offer, or which are delivered for exchange after the Expiration Date.
                    --------------------------------------

HOLDERS OF WARRANTS SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH UNDER "RISK
  FACTORS" COMMENCING ON PAGE 5 OF THIS OFFERING CIRCULAR PRIOR TO MAKING A
                  DECISION WITH RESPECT TO THE EXCHANGE OFFER
                    --------------------------------------

 THE SECURITIES TO BE ISSUED IN EXCHANGE FOR THE WARRANTS HAVE NOT BEEN APPROVED OR DISAPPROVED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY. FURTHERMORE, THE FOREGOING AUTHORITIES HAVE NOT PASSED UPON THE FAIRNESS OF SUCH TRANSACTION NOR CONFIRMED THE ACCURACY OR DETERMINED THE
  ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO
                        THE CONTRARY IS A CRIMINAL OFFENSE.
                    --------------------------------------
NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATIONS TO
ANY HOLDER WHETHER TO TENDER THEIR WARRANTS AS PART OF THE EXCHANGE OFFER. IN DECIDING WHETHER TO ACCEPT THE EXCHANGE OFFER, HOLDERS OF WARRANTS MUST RELY
ON THEIR OWN EXAMINATION OF THE COMPANY AND THE TERMS OF THE EXCHANGE OFFER,
                    INCLUDING THE MERITS AND RISKS INVOLVED.

              The date of this Offering Circular is March 9, 1998.

     The material terms of the Series G and Series J Warrants are identical. The Series G Warrants were issued in December 1995 to replace the Company's then outstanding Series C and Series E Warrants which were issued in private placements to accredited investors on various dated from February 28, 1995 through July 31, 1995 whereby the Company sold an aggregate of 3,561 Units, each Unit consisting of 1,200 shares of Common Stock and 600 Series C or Series E Warrants. The Series J Warrants were issued in private placements to accredited investors on January 31, 1996 and April 8, 1996 whereby the Company sold an aggregate of 727 Units, each Unit consisting of 2,000 shares of Common Stock and 1,000 Series J Warrants. An aggregate of 2,606,157 Series G and Series J Warrants currently entitle the registered holders to purchase one share of the Company's Common Stock at an exercise price of $5.52 per share and an aggregate of 35,665 Series G and Series J Warrants entitle the registered holders to purchase one share of the Company's Common Stock at an exercise price of $4.00 per share.

     Any Warrants that are not tendered and accepted in the Exchange Offer will remain outstanding and will be exercisable for shares of Common Stock until December 27, 1999 at 5:00 p.m., Mountain Standard Time.

     Notwithstanding any other provision of the Exchange Offer, the Company's obligation to accept for exchange, and to exchange, Warrants properly tendered and not withdrawn pursuant to the Exchange Offer is subject to certain conditions set forth under "The Exchange Offer--Conditions to the Exchange Offer." If the conditions are satisfied or waived and the Warrants are accepted by the Company for exchange, the Common Stock will be issued promptly after the date on which the Warrants are accepted for exchange (the "Exchange Offer Acceptance Date"). Subject to applicable laws and the terms and conditions of the Exchange Offer set forth in this Offering Circular, the Company reserves the right (i) to waive any and all conditions to the Exchange Offer, (ii) to extend the Exchange Offer or (iii) otherwise to amend the Exchange Offer in any respect.

     The Common Stock is traded on the Nasdaq National Market ("NASDAQ") under the symbol "RECY." On February 9, 1998, the last reported sales price for the Common Stock on NASDAQ was $5.375 per share.

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"), afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Warrants. Officers, directors and regular employees of the Company may solicit tenders of Warrants but they will not receive additional compensation therefor. The Common Stock that will be issued pursuant to the Exchange Offer will be "restricted securities" as such term is defined under Rule 144 of the Securities Act. To the same extent as the Warrants, the holders of such Common Stock will be able to "tack" the holding period of the Warrants to their Common Stock for purposes of Rule 144, provided the Warrants have been held by a non-affliate of the Company continuously since their issuance. Accordingly, since the Warrants were purchased on various dates commencing on February 28, 1995 and ending on April 8, 1996 the Common Stock to be received in the Exchange Offer may be resold by non-affiliated Holders of the Warrants in the open market without restriction under Rule 144 (k) commencing two years after they purchased the Warrants (or no later than April 8, 1998).

                                   IMPORTANT


     If you desire to tender your Warrants, you must tender all of your Warrants by (i) completing and signing the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mailing or delivering it, together with the certificates representing tendered Warrants and any other required documents, to American Securities Transfer & Trust, Inc. (the "Exchange Agent"). You must tender all Warrants directly or indirectly owned by you. No partial tenders of Warrants are permitted under the terms of the Exchange Offer.

                    --------------------------------------

                                 NOTICE TO INVESTORS

     THIS OFFERING CIRCULAR DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY WARRANTS OTHER THAN THE WARRANTS COVERED BY THIS OFFERING CIRCULAR, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SUCH WARRANTS BY ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER ANY HOLDER OF WARRANTS SHOULD TENDER WARRANTS PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS, OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS OFFERING CIRCULAR OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATIONS, INFORMATION OR REPRESENTATIONS MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS OFFERING CIRCULAR IS FURNISHED SOLELY TO HOLDERS OF RECORD OF THE WARRANTS.


                    --------------------------------------


     WARRANTS TENDERED IN THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE. AFTER THE EXPIRATION DATE, WARRANTS TENDERED IN THE EXCHANGE OFFER MAY NOT BE WITHDRAWN UNLESS THE EXCHANGE OFFER IS TERMINATED OR EXPIRES WITHOUT CONSUMMATION THEREOF.

                                  TABLE OF CONTENTS


INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE. . . . . . . . . . . . . . .-v-

AVAILABLE INFORMATION. . . . . . . . . . . . . . . . . . . . . . . . . . . .-v-

OFFERING SUMMARY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-1-

RISK FACTORS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .-5-

RECENT DEVELOPMENTS. . . . . . . . . . . . . . . . . . . . . . . . . . . . .-8-

THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . . . . . . . . . . . -13-

PRO-FORMA EFFECT OF THE EXCHANGE OFFER . . . . . . . . . . . . . . . . . . -19-

INTERESTS OF DIRECTORS OFFICERS AND AFFILIATES . . . . . . . . . . . . . . -22-

CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO WARRANTHOLDERS. . . . . . . . . -22-

DESCRIPTION OF SECURITIES. . . . . . . . . . . . . . . . . . . . . . . . . -22-

EXCHANGE AGENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -24-

MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -25-

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, filed by the Company with the Securities and Exchange Commission (the "Commission") pursuant to the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), are hereby incorporated by reference in this Offering Circular:

     1. The Company's Annual Report on Form 10-K/A for the year ended September 30, 1997.

     2. The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1997.

     3.   The Company's Current report on Form 8-K filed December 22, 1997.

     4.   The Company's Current Report on Form 8-K filed December 31, 1997.

     5.   The Company's Current Report on Form 8-K/A filed February 11, 1998.

     6. The Definitive Proxy Statement for the Company Annual Meeting of Shareholders held on November 17, 1997.

     7. The description of the Company's Common Stock contained in a Registration Statement on Form 8-A, as filed with the Commission on June 28, 1995.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Offering Circular and prior to the Expiration Date of the Exchange Offer made hereby shall be deemed incorporated by reference in this Offering Circular and to be a part hereof from the date of the filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular.

     The Company will provide without charge to each person to whom this Offering Circular is delivered, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests for such documents should be directed to Recycling Industries, Inc., 9780 South Meridian Blvd., Suite 180, Englewood, CO 80112-5912 Attention: Mr. Brian Klemsz, Chief Financial Officer; telephone (303) 790-4252.

     The Company furnishes its shareholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and makes available to stockholders quarterly reports containing unaudited interim financial information and such other periodic reports as the Company may determine to be appropriate or as may be required by law.

                                AVAILABLE INFORMATION

     The Company has filed with the Commission a Schedule 13E-4, which term shall encompass any amendments thereto, under the Exchange Act, with respect to the Exchange Offer. This Offering Circular does not contain all the information set forth in the Schedule 13E-4 and the exhibits thereto, to which reference is hereby made for further information about the Company and the Exchange Offer.

     The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, NW, Room 1024, Washington, D.C. 20549; at the Commission's New York

Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at the Commission's Chicago Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, at prescribed rates. In addition, the Company files its reports, proxy statements and certain other information with the Commission electronically through the EDGAR System. Information filed via EDGAR may be obtained at the Web site maintained by the Commission at http://www.sec.gov.

     The Company will provide without charge to each person to whom a copy of this Offering Circular has been delivered, on the written and oral request of such person, a copy of the Schedule 13E-4. Requests for such copies should be directed to: Recycling Industries, Inc., 9780 South Meridian Blvd., Suite 180, Englewood, CO 80112-5912 Attention: Mr. Brian Klemsz, Chief Financial Officer; telephone (303) 790-4252.

     The Common Stock is quoted on NASDAQ, and all reports, proxy and information statements, and other information filed with the Commission also may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, DC 20006.

           SPECIAL CAUTIONARY NOTICE REGARDING FORWARD LOOKING STATEMENTS

Certain statements contained in this Offering Circular and in the documents incorporated by reference herein, constitute "forward looking statements" within the meaning of Section 27A of the Securities Act, as amended, and
Section 21E of the Exchange Act, as amended. These forward-looking statements can be identified by the use of predictive, future-tense or forward looking terminology, such as "believes," "anticipates," "expects," "estimates," "may," "will" or similar terms. Forward-looking statements also include projections of financial performance, statements regarding management's plans and objectives and statements concerning any assumptions relating to the foregoing. Certain important factors regarding the Company's business, operations and competitive environment which may cause actual results to vary materially from these forward-looking statements are discussed below under the caption "Risk Factors."

                                 OFFERING SUMMARY

     THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION INCLUDED IN THIS OFFERING CIRCULAR OR IN DOCUMENTS INCORPORATED BY REFERENCE HEREIN. IT IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION FOUND ELSEWHERE IN THIS OFFERING CIRCULAR OR IN SUCH DOCUMENTS, WHICH SHOULD BE READ WITH CARE. AS USED HEREIN, UNLESS THE CONTEXT OTHERWISE REQUIRES, THE "COMPANY" REFERS TO RECYCLING INDUSTRIES, INC. AND ITS SUBSIDIARIES. AS USED HEREIN, THE TERM "OFFERING CIRCULAR" SHALL MEAN THIS OFFERING CIRCULAR AND ALL APPENDIXES AND EXHIBITS HERETO, AS THE SAME MAY BE AMENDED, SUPPLEMENTED, RESTATED OR OTHERWISE MODIFIED FROM TIME TO TIME. THE TERM "EXCHANGE OFFER" SHALL MEAN THE OFFERING CONTEMPLATED HEREBY. REFERENCE TO THE COMPANY'S FISCAL YEAR SHALL REFER TO THE CALENDAR YEAR IN WHICH THE COMPANY'S FISCAL YEAR ENDS (E.G., FISCAL YEAR 1997 REFERS TO THE COMPANY'S FISCAL YEAR ENDED SEPTEMBER 30, 1997).

                                   THE COMPANY

     Recycling Industries, Inc. is a full-service metals recycler primarily engaged in the collection and processing of various ferrous and non-ferrous metals for resale to domestic and foreign steel producers and other metals producers and processors. The Company operates 15 metals recycling facilities in Nevada, Texas, Missouri, Iowa, Georgia, South Carolina, North Carolina, Wisconsin, Illinois, and Virginia. The Company began its metals recycling operations in May 1994 and has increased its revenues from approximately $4.8 million for the year ended September 30, 1994 to $62.4 million for the fiscal year 1997.

     The Company primarily collects, processes and sells ferrous scrap, the primary raw material for mini-mill steel producers who utilize electric arc furnace ("EAF") technology. The increase in domestic EAF production from
14.9 million net tons (11.0% of total domestic steel production) in 1966 to
44.0 million net tons (39.4% of total domestic steel production) in 1996 has resulted in strong demand and prices for processed ferrous scrap. According to industry reports, the anticipated continuing increase in EAF production to an estimated 50.0 million net tons by the year 2000 may cause ferrous scrap shortages, resulting in further increases in processed ferrous scrap prices.

     The Company also processes non-ferrous materials such as copper, aluminum and brass, which are sold to secondary smelters and other non-ferrous metals processors. The Company's non-ferrous operations complement its ferrous operations, as most unprocessed scrap contains ferrous and nonferrous components which require separation in preparation for resale.
 The lower cost of producing non-ferrous metals from scrap relative to the cost of primary smelting has resulted in strong demand for processed non-ferrous scrap.

     The Company's executive offices are located at 9780 South Meridian Boulevard, Suite 180, Englewood, Colorado 80112 and its telephone number is
(303) 790-7372.

                                THE EXCHANGE OFFER

THE EXCHANGE OFFER           The Company is offering to exchange each Warrant
                             tendered to the Company prior to the Expiration
                             Date and accepted by the Company for .2517291 shares of Common Stock (the "Exchange Offer
                             Consideration"). The last reported sales price of the Common Stock, as quoted on NASDAQ on March 5, 1998, was $5.813 per share. An aggregate of 2,606,157 Warrants currently entitle the registered holders to purchase one share of Common Stock at an exercise price of $5.52 per Share and an aggregate of 35,665
                             Warrants currently entitle the registered holders to purchase one share of Common Stock at an exercise price of $4.00 per Share. The
                             Warrants expire on December 27, 1999. See "The
                             Exchange Offer -- Terms of the Exchange Offer."

MARKET PRICE OF COMMON STOCK During the thirty day trading period immediately preceding the date of the commencement of the Exchange Offer, the average closing sales price of the Company's Common Stock as quoted on the NASDAQ was $5.959 per share.

PURPOSE OF OFFERING          The purpose of the Exchange Offer is to reduce
                             the potential overhang to the market for the Common Stock by reducing the number of outstanding warrants. The Exchange Offer also enables the holders of the Warrants to derive an earlier return on their investment through ownership of the Common Stock to be issued in the Exchange Offer.
                             The Warrant holders will be able to "tack" the holding period of the Warrants to their Common
                             Stock for purposes of Rule 144, PROVIDED the Warrants have been held by a non-affiliate of the Company continuously since their issuance.
                             Accordingly, since the Warrants were purchased on various dates commencing on February 28, 1995 and ending on April 8, 1996, the Common Stock to be received in the Exchange Offer may be resold by non-affiliated Warrant holders in the open market without restriction under Rule 144(k) commencing two years after they purchased the Warrants (or no later than April 8, 1998). See
                             "Purposes and Effects of the Exchange Offer."

EXPRIRATION DATE             5:00 p.m., Mountain Standard Time, on April 8,
                             1998 unless extended by Company.  See "The
                             Exchange Offer -- Expiration; Extensions;
                             Termination; Amendment.

NO PARTIAL TENDERS           Holders must tender all of the Warrants held
                             directly of or indirectly by them, even if such Warrants are represented by multiple certificates or held in the name of the holder or in an IRA, trust; corporate or other entity for the benefit of or controlled by the holder.
                             No partial tenders are permitted under the terms of the Exchange Offer.

                             As a result of the Exchange Offer; unless
                             Warrants are withdrawn prior to the Expiration Date holders will no longer own any Warrants.

WITHDRAWAL OF TENDERS        Tenders of Warrants may be withdrawn at any time
                             prior to the expiration of the Exchange Offer.
                             Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer, unless accepted for exchange prior to that date. See "The Exchange Offer --
                             Withdrawal Rights."

ACCEPTANCE OF AND DELIVERY
  OF COMMON STOCK            The Company will accept for exchange any and all
                             Warrants that are validly tendered and not withdrawn prior to the Expiration Date. Fractional shares of Common Stock will be rounded up to the nearest whole share. The Common Stock to be issued pursuant to the Exchange Offer will be delivered on or promptly following the Exchange Offer Acceptance
                             Date. The Exchange Agent (as defined herein) will act as agent for tendering holders for the purpose of issuing Common Stock. See "The
                             Exchange Offer -- Acceptance of Warrants;
                             Delivery of Common Stock."

CONDITIONS TO THE EXCHANGE
OFFER The obligation of the Company to consummate the Exchange Offer is subject to certain conditions. See "The Exchange Offer--Conditions to the Exchange Offer."

PROCEDURES FOR TENDERING
WARRANTS Each holder of Warrants wishing to accept the Exchange Offer must complete and sign the Letter of Transmittal, in accordance with the instructions contained herein and therein, and forward or hand deliver such Letter of Transmittal, together with any signature guarantees and any other documents required by the Letter of Transmittal, including certificates representing the tendered Warrants, to the Exchange Agent at one of its addresses set forth on the back cover page of this Offering Circular.

CERTAIN FEDERAL INCOME
  TAX CONSEQUENCES           For a discussion of certain federal income tax
                             consequences of the Exchange Offer to the holders of Warrants, see "Certain Federal Income
                             Tax Considerations."

THE WARRANTS AND THE
  COMMON STOCK               As of February 27, 1998, there were 18,006,974
                             shares of Common Stock issued and outstanding and 13,567,713 shares of Common Stock reserved for issuance in connection with the exercise of outstanding options and warrants, including
                             Shares reserved in connection with the Warrant.

TRADING The Common Stock is quoted on NASDAQ under the symbol "RECY".

EXCHANGE AGENT               American Securities Transfer & Trust Company,
                             Inc.  See "Exchange Agent."

                                   RISK FACTORS

     COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. HOLDERS OF THE WARRANTS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, AS WELL AS INFORMATION CONTAINED ELSEWHERE IN THIS OFFERING CIRCULAR, BEFORE MAKING A DECISION WHETHER TO TENDER THE WARRANTS IN EXCHANGE FOR SHARES OF COMMON STOCK.

ACCUMULATED DEFICIT AND NET LOSSES

     At September 30, 1997, the Company's total accumulated deficit was approximately $10.7 million, compared to a deficit of approximately $11.4 million at September 30, 1996. The Company had net income of $1.1 million for the year ended September 30, 1997, compared to a net loss of $3.0 million for the year ended September 30, 1996. There can be no assurance that the Company will be able to operate profitably on a consistent basis.

SIGNIFICANT INDEBTEDNESS

     At September 30, 1997, the Company had outstanding approximately $29.5 million of long-term indebtedness and approximately $3.3 million of short-term indebtedness (all of which is secured by substantially all of its operating assets,) and trade payables of approximately $3.1 million. As discussed under the caption "Recent Developments," below, in connection with the Company's acquisition of six facilities in December 1997, the Company's total indebtedness increased to $152.3 million, $3.3 million of which is short-term. While funds generated by the Company's operating subsidiaries have been sufficient to meet its debt service obligations, the Company's ability to continue meeting its debt service obligations will depend on its ability to generate sufficient cash from its operations.

LIMITED CASH FLOW AND NEED FOR ADDITIONAL CAPITAL

     The Company has limited cash flow from its operations and continues to seek additional capital from time to time. If the Warrants are exercised, which is unlikely unless the market price of the Company's Common Stock increases substantially, the net proceeds will be used by the Company for working capital and future acquisitions. The Company will have to obtain additional capital either through debt or equity financing in order to continue its acquisition strategy. There can be no assurance that the Company will be able to obtain such financing on terms acceptable to the Company.

LIMITED COMBINED OPERATING HISTORY

     The Company commenced its metals recycling operations upon the acquisition of its Nevada facility in May 1994. Prior to May 1994, the Company generated operating losses and negative cash flow as a development stage enterprise pursuing the development of technology to recycle municipal solid waste (the "MSW Technology"). Since May 1994, the Company has acquired metals recycling facilities in Nevada, Texas, Missouri, Iowa, Georgia, South Carolina, North Carolina, Wisconsin, Illinois, and Virginia. The Company has only a limited combined operating history for its current facilities and has been unable to consistently generate net income and cash flow from these facilities. There can be no assurance that the Company's existing operations, or those acquired in any future acquisition, will generate sufficient cash flow to fund the future operations of the Company.

RISKS RELATED TO THE COMPANY'S ACQUISITION STRATEGY

     The Company's objective is to increase its revenues and earnings and expand the markets it serves through the acquisition of additional metals recycling facilities. There can be no assurance that the Company will be able to identify, acquire or profitably manage additional facilities or successfully integrate their operations without substantial costs, delays or other unanticipated problems. There can be no assurance that acquired companies will achieve sales and profitability that justify the Company's investment. Acquisitions involve a number of risks, which may include: adverse short-term effects on the Company's reported operating results and cash flows; diversion of management's attention; dependence on retaining, hiring and training key personnel; risks associated with environmental or legal liabilities; and the effects of amortization of acquired intangible assets, such as goodwill.
Some of these risks could have a material adverse effect on the Company's operations and financial performance. As the Company continues to expand, the Company will be required to supplement its current management team in order to effectively manage the acquired entities and successfully implement its acquisition and operating strategies.

COMPETITION FOR ACQUISITIONS

     The Company competes with several other companies to acquire desirable metals recycling facilities. Certain of these competitors have greater financial resources than the Company and may be in a position to offer more favorable terms to potential acquisition targets. As a result, there can be no assurance that the Company will be able to successfully implement its acquisition strategy.

MARKET CONSIDERATIONS

     Sales prices for prepared scrap metal are cyclical in nature and are subject to local, national and international economic conditions. While recent increases in demand have resulted in strong sales prices for prepared ferrous scrap, the Company's operating results are dependent upon the strength of the national economy and, in particular, the domestic steel industry. A future downturn in the economy or in steel production could adversely affect the performance of the Company. The demand for processed ferrous and non-ferrous scrap is subject to general economic, industry and market-specific conditions beyond the Company's control which may result in periodic fluctuations in the sales prices of the Company's products.
Although the Company seeks to maintain its operating margins by adjusting the purchase price for raw ferrous scrap in response to changing sales prices for prepared ferrous scrap, its ability to maintain these margins during periods of falling prices may be limited by the adverse impact of lower prices on the available supply of raw ferrous scrap. The Company is unable to hedge against changes in ferrous scrap prices and attempts to minimize this risk by maintaining low inventory levels of raw and processed scrap and by establishing firm prices with its larger customers at the beginning of each month.

DEPENDENCE ON KEY CUSTOMERS

     Each of the Company's facilities is economically dependent on a small number of significant customers. Three of the Company's customers, The David
J. Joseph Company, John Deere, and Aceros D.M.S.A. de C. V., accounted for approximately 49% of the Company's revenues (19%, 12%, and 11% respectively) during the year ended September 30, 1997. Four of the Company's customers, Pacific States Cast Iron & Pipe Company, The David J. Joseph Company, Alpert & Alpert Company and Aceros D.M.S.A. de C.V., accounted for approximately 53% of the Company's revenues (9.6%, 22.5%, 5.6% and 15.4%, respectively) for the year ended September 30, 1996. The loss of any one of these customers would have a material adverse effect on the Company's business.

MARKET COMPETITION

     The metals recycling business is highly competitive and subject to significant changes in market conditions. Certain of the Company's competitors have substantially greater financial, marketing and other resources. There can be no assurance that the Company will be able to obtain its desired market share or compete effectively in its markets.

ENVIRONMENTAL MATTERS

     Compliance with state and federal environmental laws is a significant factor in the metals recycling industry. Certain raw materials handled, processed and disposed of in the metals recycling industry, such as automobiles and appliances, may contain substances which are subject to a variety of federal, state and local governmental regulations concerning the discharge of hazardous materials into the environment. The Company has adopted standards and policies for accepting raw materials designed to ensure compliance with applicable environmental regulations. The Company's management does not believe that the costs associated with environmental compliance will have a material adverse impact on the Company.

RELIANCE ON KEY PERSONNEL

     The Company's operations are dependent on a limited number of key personnel, including the Company's Chairman and Chief Executive Officer, Thomas J. Wiens. The Company has entered into an employment agreement with Mr. Wiens and has obtained a key-man life insurance policy in the amount of $500,000 for Mr. Wiens.

CONTROL BY PRINCIPAL SHAREHOLDER AND ANTI-TAKEOVER PROVISIONS

     As of the date of this Offering Circular, Thomas J. Wiens, the Company's Chairman and Chief Executive Officer, beneficially owns 2,284,103 shares of the Company's Common Stock, representing approximately 12.7% of the issued and outstanding shares.

     The Company's Amended and Restated Articles of Incorporation contain certain provisions which may inhibit a change of control of the Company. These include scaled voting provisions that, upon a determination by the Company's Board of Directors, may limit the voting rights of holders of more than 10% of the Company's outstanding Common Stock. These provisions may discourage a party from making a tender offer or otherwise attempting to take control of the Company. As of the date of this Offering Circular, the Company's Board of Directors has not implemented the scaled voting provisions. The Company's Amended and Restated Articles of Incorporation also authorize the issuance of up to 10,000,000 shares of preferred stock, the terms of which are to be determined by the Board of Directors at the time of issuance. The ability to issue preferred stock could be used by the Board as a means for resisting a change of control of the Company and may be considered an "anti-takeover" device. See "Description of Securities - Anti-Takeover Provisions" and "Preferred Stock."

RISK OF SUBSTANTIAL FUTURE DILUTION

     The Company has outstanding convertible preferred stock, options and warrants, including the Warrants, to acquire an aggregate of 13,776,847 shares of the Company's Common Stock, substantially all of which have exercise prices ranging from .01 to $5.52 per share and expire during fiscal years 1998 through 2005. In addition, Warrants to purchase an aggregate of 4,423,489 shares of Common Stock have adjustment provisions providing for reduction of their exercise prices in the event that the Company fails to maintain the registration under the Securities Act of the underlying shares of Common Stock for specified time frames. The conversion of the preferred stock or the exercise of such options and warrants could have a substantial dilutive effect upon the holders of Common Stock being offered in exchange for the Warrants.

LOSS OF ANTI-DILUTION PROTECTION

     To prevent dilution to the holders of the Warrants, the Warrants provide for the adjustment of their exercise price and the number of shares received upon their exercise if the Company effects certain transactions, including the issuance of shares of Common Stock or securities convertible into Common Stock having a sale or conversion price less than the fair market value of the Common Stock at the time of issuance. Holders of the Warrants who participate in the Exchange Offer will no longer be afforded these anti-dilution protection as holders of Common Stock.

SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Exchange Offer, the Company will have approximately 18,671,998 shares of Common Stock outstanding, including the shares of Common Stock issued pursuant to the Exchange Offer, of which 16,220,000 will be eligible for sale pursuant to Rule 144 under the Securities Act. The use of Rule 144 and the exercise of registration rights by the holders of these shares will increase substantially the number of shares available for sale in the public markets and may have an adverse impact on the market price of the Common Stock.

LOSS OF REGISTRATION RIGHTS

     As a result of the availability of Rule 144(k) for the resale of the shares of Common Stock issued as a result of the Exchange Offer, under the terms of the registration rights agreements between the Company and each Holders of the Warrants (the "Registration Rights Agreements"), the Company's registration obligation with respect to the shares of Common Stock will expire. Accordingly, the Warrant holders will have no registration rights with respect to the Common Stock received in the Exchange Offer.

     Holders of the Warrants will not have any registration rights with respect to the shares of Common Stock issued to them in the Exchange Offer and will be required to rely upon Rule 144 promulgated under the Securities Act or another available exemption from the registration requirements of the Securities Act to sell such shares. There can be no assurance that Rule 144 or another exemption will be available to sell the shares of Common Stock.

NEW NASDAQ REGULATIONS

     On August 22, 1997, the Commission approved changes previously approved by the Board of Directors of The Nasdaq Stock Market, Inc. that further strengthen both the quantitative and qualitative standards for issuers listing on Nasdaq. While the Company presently meets the new standards, there can be no assurance that it will continue to be able to do so. If it should fail to meet one or more of such standards, its Common Stock would be subject to deletion from Nasdaq. If this should occur, trading, if any,in the Common Stock, would then continue to be conducted in the over-the-counter market either on the Nasdaq Small Cap Market or on the OTC Bulletin Board, an NASD-sponsored inter-dealer quotation system, or in what are commonly referred to as "pink sheets." As a result, an investor may find it more difficult to dispose of or to obtain accurate quotations as to the market value of the Company's Common Stock.

                               RECENT DEVELOPMENTS

ACQUISITIONS OF ADDITIONAL SCRAP METAL PROCESSING FACILITIES

     On December 5, 1997 and December 8, 1997, the Company completed the following six acquisitions:

ACQUISITION OF THE ASSETS OF GROSSMAN BROTHERS COMPANY AND MILWAUKEE METAL BRIQUETTING CO., INC.

     On December 5, 1997, Recycling Industries of Wisconsin, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of Grossman Brothers Company, Inc. and Milwaukee Metal Briquetting Co., Inc. (collectively "Grossman").
Grossman is a privately held metals recycler with operations in the Milwaukee, Wisconsin area.

     The assets acquired from Grossman consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company is leasing with an option to purchase, the real property, buildings and leasehold improvements used in the metals recycling business.

     The total purchase price for Grossman was $3,987,000, comprised of $3,727,000 of cash and the assumption of $260,000 of Grossman's liabilities. The purchase price was financed, in part, from the proceeds of the Credit Facility (as defined below), Subordinated Notes (as defined below) and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

     The Company will continue the metals recycling operations of Grossman.

ACQUISITION OF THE ASSETS OF CENTRAL METALS COMPANY, INC.

     On December 5, 1997, Recycling Industries of Atlanta, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of Central Metals Company, Inc. ("Central"), a privately held metals recycler with operations in the Atlanta, Georgia area.

     The assets acquired from Central consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The real property and buildings owned and used by Central in the metals recycling business have been placed into escrow and are being leased by the Company until Central can provide clear title to these assets, at which time the Company will complete purchase of the real property and buildings. The Company is leasing certain equipment used in the metals recycling business from an affiliate of Central.

     The total purchase price for Central was $30,979,000, comprised of $20,679,000 of cash and 800,000 shares of Common Stock, having a stipulated value of $12.50 per share or $10,000,000. The Company also assumed $300,000 of Central's liabilities.

     The Company has guaranteed that the aggregate market value of the 800,000 shares of Common Stock issued to Central will be $10,000,000 on December 4, 1999. If the market value of the Common Stock is less than $10,000,000, the Company will issue shares of Common Stock to Central having a market value equal to the difference between $10,000,000 and the market value of the 800,000 shares of Common Stock initially issued to Central.

     In connection with the acquisition, Central was issued warrants to acquire up to 200,000 shares of the Common Stock for $15.00 per share, exercisable upon satisfaction of certain financial performance conditions related to the operations of Recycling Industries of Atlanta Inc. (the "Contingent Warrants"). The exercise price per share of the Contingent Warrants is subject to adjustment at the time of exercise so that aggregate spread between the exercise price of all Contingent Warrants and the market value of the Common Stock received upon exercise of the Contingent Warrants is not less than $1,000,000. The Company has also granted "piggyback" registration rights to the holders of the Contingent Warrants with respect to the shares of Common Stock received upon their exercise.

     The cash portion of the purchase price was financed, in part, from the proceeds of the Senior Secured Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

     The Company will continue the metals recycling operations of Central.

ACQUISITION OF THE ASSETS OF MONEY POINT LAND HOLDING CORPORATION AND MONEY POINT DIAMOND CORPORATION

     On December 5, 1997, Recycling Industries of Chesapeake, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of Money Point Land Holding Corporation and Money Point Diamond Corporation (collectively "Money Point").
 Money Point is a privately held metals recycler with operations in the Chesapeake, Virginia area.

     The assets acquired from Money Point consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from Money Point certain real property, buildings and leasehold improvements used in the metals recycling business.

     The total purchase price for Money Point was $19,900,000, comprised of $16,900,000 of cash and 10,000 shares of the Company's Series E Redeemable Convertible Preferred Stock (the "Series E Preferred") having a stated value of $3,000,000.

     The cash portion of the purchase price was financed, in part, from the proceeds of the Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

     If not earlier redeemed or converted, on December 5, 2000, the Series E Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $3,000,000. Unless Money Point elects to retain the shares of Common Stock received upon conversion of the Series E Preferred (the "Series E Conversion Shares"), the Company will assist Money Point in selling the Series E Conversion Shares on or before January 4, 2001. If the sale of the Series E Conversion Shares yields net proceeds of less than $3,000,000, the Company will pay the difference to Money Point. The Company has granted "piggyback" registration rights to the holder of the Series E Preferred with respect to the Series E Conversion Shares.

     The Company will continue the metals recycling operations of Money
Point.

ACQUISITION OF WM. LANS SONS' CO., INC.

     On December 8, 1997, the Company acquired from Bertram Lans, Bruce Lans and Scott Lans all of the issued and outstanding capital stock of Wm. Lans Sons' Co., Inc. ("Lans"), a privately held metals recycler with operations in the South Beloit, Illinois, area.

     The assets owned by Lans consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from Lans certain real property, buildings and leasehold improvements used in the metals recycling business.

     The total purchase price for Lans was $25,500,000, comprised of $22,000,000 of cash and 10,000 shares of the Company's Series I 8% Redeemable Convertible Preferred Stock (the "Series I Preferred") having a stated value of $3,500,000.

     The cash portion of the purchase price was financed, in part, from the proceeds of the Credit Facility and Subordinated Notes described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

     If not earlier redeemed or converted, on December 8, 1999, the Series I Preferred will automatically convert into that number of shares of Common Stock having a market value on the date of conversion of not less than $3,500,000. The Company has agreed to register on or before December 5, 2000 the shares of Common Stock received upon conversion of the Series I Preferred.

     The Company will continue the metals recycling operations of Lans.

ACQUISITION OF THE ASSETS OF THE BRENNER COMPANIES, INC.

     On December 5, 1997, Recycling Industries of Winston-Salem, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of the Brenner Companies, Inc. ("Brenner"), a privately held metals recycler with operations in the Winston-Salem, North Carolina area.

     The assets acquired from Brenner consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from Brenner certain real property, buildings and leasehold improvements used in the metals recycling business.

     The total purchase price for the Brenner assets was $23,773,000, comprised of $15,683,000 of cash, 14,000 shares of the Company's Series F
6 1/2% Redeemable Convertible Preferred Stock (the "Series F Preferred") having a stated value of $3,500,000, 14,000 shares of the Company's Series G 6 1/2% Redeemable Convertible Preferred Stock (the "Series G Preferred") having a stated value of $3,500,000 and the assumption of $1,090,000 of Brenner's deferred compensation labilities.

     The cash portion of the purchase price was financed, in part, from the proceeds of the Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

     If not earlier redeemed or converted, on December 5, 2000, the Series F Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $3,500,000. Brenner has the right to require the Company to find a purchaser of the shares of common stock received upon conversion of the Series F Preferred (the "Series F Conversion Shares") on or before December 5, 2000. If the sale of the Series F Conversion Shares yields net proceeds of less than $3,500,000, the Company will pay the difference to Brenner. The Company has agreed to register on or before December 5, 2000 the Series F Conversion Shares, unless such shares are eligible for resale by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act, or any equivalent provision then in effect.

     If not earlier redeemed or converted, on December 5, 2000, the Series G Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $3,500,000. The Company has agreed to register on or before December 5, 2000 the shares of Common Stock received upon conversion of the Series G Preferred, unless such shares are eligible for resale by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act or any equivalent provision then in effect.

     The Company will continue the metals recycling operations of Brenner.

ACQUISITION OF THE ASSETS OF UNITED METAL RECYCLERS, INC.

     On December 5, 1997, Recycling Industries of Greensboro, Inc., a wholly-owned subsidiary of the Company, acquired substantially all of the scrap metals recycling assets and business of United Metal Recyclers, Inc. ("United"), a privately held metals recycler with operations in the Kernersville, North Carolina area.

     The assets acquired from United consist of heavy equipment, tools and rolling stock used in the business of recycling ferrous and non-ferrous metals. The Company also purchased from United certain real property, buildings and leasehold improvements used in the metals recycling business and United's 50% interest in another metals recycling facility located in the Greensboro, North Carolina area.

     The total purchase price for the United assets was $41,664,000, comprised of $35,975,000 of cash and 11,378 shares of the Company's Series
H 6% Secured Redeemable Convertible Preferred Stock having a stated value of $5,689,000.

     The cash portion of the purchase price was financed, in part, from the proceeds of the Credit Facility, Subordinated Notes and Sale of Common Stock described below. The purchase price was determined through arm's length negotiations and based upon an independent appraisal.

     If not earlier redeemed or converted, on December 5, 2000, the Series H Preferred will automatically convert into that number of shares of Common Stock having an aggregate market value on the date of conversion of not less than $6,000,000. United has the right to require the Company to find a purchaser of the shares of common stock received upon conversion of the Series H Preferred (the "Series H Conversion Shares") on or before December 5, 2000. If the sale of the Series H Conversion Shares yields net proceeds of less than $6,000,000, the Company will pay the difference to United. The Company has agreed to register on or before December 5, 2000 the Series H Conversion shares, unless such shares are eligible for resale by the holder thereof pursuant to Rule 144(k) promulgated under the Securities Act or any equivalent provision then in effect.

     The Company will continue the metals recycling operations of United.

ADDITIONAL FINANCING

     The acquisitions described above, were financed, in part, by the following:

SENIOR SECURED CREDIT FACILITY

     On December 5, 1997, the Company and its subsidiaries entered into a $150 million Senior Secured Credit facility with General Electric Capital Corporation as agent for the lenders (the "Credit Facility"). The Credit Facility is comprised of (i) a $45 million revolving credit facility; (ii) a $40 million term loan due December 5, 2003, with accrued interest and principal payable quarterly; (iii) a $40,000,000 term loan due on the earlier of December 5, 2005 or six months prior to the maturity of the Subordinated Notes discussed below; and (iv) a

$25,000,000 acquisition line of credit due December 5, 2003. The Credit facility is secured by substantially all of the Company's assets.

     Loans made under the Credit Facility bear interest at either (i) the higher of (a) the Prime Rate quoted in the WALL STREET JOURNAL plus .75%, and
(b) the Federal Funds rate plus 50 basis points per annum plus .75% (either rate the "Index Rate"), or (ii) at the option of the Company upon satisfaction of certain conditions, the LIBOR rate plus 2.25% (the "LIBOR Rate").

     Interest on the loans is payable (i) monthly with respect to interest being calculated by reference to the "Index Rate", or (ii) at the end of each LIBOR period, but not less than quarterly, with respect to interest being calculated by reference to the "LIBOR Rate".

     Principal on the loans is payable quarterly.

SUBORDINATED NOTES

     On December 5, 1997, the Company issued $60 million of 13% Senior Subordinated Notes due 2005( the "Subordinated Notes") to a group of investors including Sun America Life Insurance Company.

SALE OF COMMON STOCK

     In connection with the Credit Facility and the issuance of the Subordinated Notes, the Company sold 1,666,666 shares of its Common Stock for an aggregate of $10,000,000 to various accredited investors in a transaction exempt from the registration requirements of the Securities Act.

                                THE EXCHANGE OFFER

TERMS OF THE EXCHANGE OFFER

     The Company is offering to exchange each properly tendered Warrant for .2517291 shares of newly issued Common Stock. As of the date of this Offering
Circular, there are 2,070,878 Series G Warrants and 570,944 Series J Warrants outstanding, all of which expire on December 27, 2000. The Exchange Offer is being made for any and all outstanding Warrants. Holders who desire to participate in the Exchange Offer must tender for exchange all of the Warrants directly or indirectly owned by them: no partial tenders or exchanges will be permitted. The exchange of the Warrants for Common Stock will be effective as of the Exchange Offer Acceptance Date. Fractional shares of Common Stock will be rounded to the nearest whole share. The terms and conditions of the Exchange Offer will not be applicable to any Warrants that are not accepted pursuant to the Exchange Offer, or which are delivered for exchange after the Expiration Date.

     The Exchange Offer is being made by the Company in reliance on the exemption from the registration requirements of the Securities Act of 1933, afforded by Section 3(a)(9) thereof. The Company therefore will not pay any commission or other remuneration to any broker, dealer, salesman or other person for soliciting tenders of Warrants. Officers, directors and regular employees of the Company may solicit tenders of Warrants but they will not receive additional compensation therefor. The Common Stock that will be issued pursuant to the Exchange Offer will be "restricted securities" as such term is defined under Rule 144 of the Securities Act. However, the holders of such Common Stock will be able to "tack" the holding period of the Warrants to their Common Stock for purposes of Rule 144. See "The Exchange Offer--Purposes and Effects of the Exchange Offer."

CONDITIONS TO THE EXCHANGE OFFER

     Notwithstanding any other provision of the Exchange Offer, the Company will not be required to accept for exchange, subject to any applicable rules or regulations of the Commission, any Warrants tendered for exchange and may postpone the exchange of any Warrants tendered and to be exchanged by it, and may terminate or amend the Exchange Offer as provided herein if any of the following conditions exist after the commencement of the Exchange Offer and prior to the Expiration Date:

          (1) there shall have been instituted or threatened or be pending any action or proceeding before or by any court or governmental, regulatory or administrative agency or instrumentality, or by any other person, (i) that challenges the making of the Exchange Offer, or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of the Exchange Offer or otherwise adversely affect, in any material manner, the Exchange Offer, which requires the Company to file a registration statement in respect of the Common Stock being offered as consideration in the Exchange Offer or
(ii) that is, or is reasonably likely to be, in the reasonable judgment of the Company, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

          (2) there shall have occurred any material adverse development, in the reasonable judgment of the Company, with respect to any action or proceeding concerning the Company;

          (3) an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in the reasonable judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer or that is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company;

          (4) there shall have occurred or be likely to occur any event affecting the business or financial affairs of the Company or which, in the sole judgment of the Company, would or might prohibit, prevent, restrict or delay consummation of the Exchange Offer, or that will, or is reasonably likely to, materially impair the contemplated benefits to the Company of the Exchange Offer, or otherwise result in the consummation of the Exchange Offer not being or not reasonably likely to be in the best interests of the Company;

          (5) the Company shall not have received from any federal, state or local governmental, regulatory or administrative agency or instrumentality, any approval, authorization or consent that, in the reasonable judgment of the Company, is necessary to effect the Exchange Offer; and

          (6) there shall have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the United States securities or financial markets, (b) any significant adverse change in the price of the Common Stock in the United States securities or financial markets, (c) a material impairment in the trading market for debt or equity securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, on, or other event that, in the reasonable judgment of the Company, might affect, the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (g) any imposition of a general suspension of trading or limitation of prices on NASDAQ, or (h) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

     All the foregoing conditions are for the sole benefit of the Company and may be asserted by the Company at any time regardless of the circumstances giving rise to such conditions and may be waived by the Company, in whole or in part, at any time and from time to time, in the reasonable discretion of the Company. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     If any of the conditions to the Exchange Offer are not satisfied, the Company may, subject to applicable law, (i) terminate the Exchange Offer and return all Warrants tendered pursuant to the Exchange Offer to tendering holders; (ii) extend the Exchange Offer and retain all tendered Warrants until the Expiration Date for the extended Exchange Offer subject to the right of holders to withdraw Warrants previously tendered; (iii) amend the terms of the Exchange Offer or modify the consideration to be provided by the Company pursuant to the Exchange Offer; or (iv) waive the unsatisfied conditions with respect to the Exchange Offer and accept all Warrants tendered pursuant to the Exchange Offer.

EXPIRATION; EXTENSION; TERMINATION; AMENDMENT

     The Exchange Offer is scheduled to expire at 5:00 PM, Mountain Standard Time, on the Expiration Date. The Company expressly reserves the right, in its sole discretion, at any time or from time to time, to extend the period of time during which the Exchange Offer is open by giving oral or written notice of such extension to the Exchange Agent and making a public announcement thereof as described in the next paragraph. There can be no assurance that the Company will exercise its right to extend the Exchange Offer. During any extension of the Exchange Offer, all Warrants previously tendered pursuant thereto and not exchanged or withdrawn will remain subject to the Exchange Offer and may be accepted for exchange by the Company at the expiration of the Exchange Offer subject to the right of a tendering holder to withdraw his Warrants. See "The Exchange Offer -- Withdrawal of Tenders."

     The Company also expressly reserves the right, subject to applicable law, (i) to delay acceptance for exchange of any Warrants or, regardless of whether such Warrants were theretofore accepted for exchange, to delay the exchange of any Warrants pursuant to the Exchange Offer or to terminate the Exchange Offer and not accept for exchange any Warrants, if any of the conditions to the Exchange Offer specified herein fail to be satisfied, by giving oral or written notice of such delay or termination to the Exchange Agent; (ii) to waive any condition to the Exchange Offer and accept all the Warrants tendered; and (iii) at any time, or from time to time, to amend the terms of Exchange Offer in any respect, including the Exchange Offer Consideration. The reservation by the Company of the right to delay exchange or acceptance for exchange of Warrants is subject to the provisions of Rule 13e-4(f)(5) under the Exchange Act, which requires that the Company pay the consideration offered or return the Warrants deposited by or on behalf of holders thereof promptly after the termination or withdrawal of the Exchange
 Offer. No fractional shares of Common Stock will be issued in the Exchange Offer. All fractional shares will be rounded to the nearest whole number.

     Any extension, delay, termination or amendment of the Exchange Offer will be followed as promptly as practicable by a public announcement thereof. Without limiting the manner in which the Company may choose to make a public announcement of any extension, delay, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service, except in the case of an announcement of an extension of the Exchange Offer, in which case the Company shall have no obligation to publish, advertise or otherwise communicate such announcement other than by issuing a notice of such extension by press release or other public announcement, which notice shall be issued no later than 9:00 A.M., Mountain Standard Time, on the next business day after the previously scheduled Expiration Date.

     If the Company makes a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, or if the Company waives any condition of the Exchange Offer that results in a material change to the circumstances of the Exchange Offer, the Company will disseminate additional Exchange Offer materials in a manner reasonably calculated to inform holders of Warrants of such change, and will provide holders of Warrants adequate time to consider such materials and their participation in the Exchange Offer. The minimum period during which the Exchange Offer must remain open following a material change in the terms of the Exchange Offer or the information concerning the Exchange Offer, other than a change in the Exchange Offer Consideration or the percentage of the Warrants sought in the Exchange Offer, will depend upon the facts and circumstances, including the relative materiality, of the changed terms or information.

     If the Company increases or decreases the Exchange Offer Consideration or the amount of Warrants sought in the Exchange Offer, the Exchange Offer will remain open at least ten business days from the date that the Company first publishes, sends or gives notice, by public announcement or otherwise, of such increase or decrease. The Company has no current intention to increase or decrease the Exchange Offer Consideration currently offered or the amount of Warrants sought to be purchased.

PURPOSES AND EFFECTS OF THE EXCHANGE OFFER

     The purpose of the Exchange Offer is to reduce the potential overhang to the market for its Common Stock and offer Warrant holders the opportunity to participate in the long term ownership of the Company's securities. The Company believes that the overhang will be reduced because upon the consummation of the Exchange Offer, the potential number of shares of Common Stock issuable upon the exercise of outstanding Warrants and Options would be substantially reduced.

     The Exchange Offer also allows Warrant holders to participate through the ownership of Common Stock, in any long term appreciation resulting therefrom. The holders of such Common Stock will be able to "tack" the holding period of the Warrants to their Common Stock for purposes of Rule 144, PROVIDED the Warrants have been held by a non-affiliate of the Company continuously since their issuance. Accordingly, since the Warrants were purchased on various dates commencing on February 28, 1995 and ending on April 8, 1996, the Common Stock to be received in the Exchange Offer may be resold by non-affiliated Warrant holders in the open market without restriction under Rule 144(k) commencing two years after they purchased the Warrants (or no later than April 8, 1998).

     As a result of the availability of Rule 144(k) for the resale of the shares of Common Stock issued as a result of the Exchange Offer, under the terms of the registration rights agreements (the "Registration Rights Agreements"), the Company's registration obligation with respect to the shares of Common Stock will expire. Accordingly, the Warrant holders will have no registration rights with respect to the Common Stock received in the Exchange Offer.

PROCEDURES FOR TENDERING WARRANTS

     TENDERS OF WARRANTS. For a Registered Holder to validly tender Warrants pursuant to the Exchange Offer, a properly completed and validly executed Letter of Transmittal (or a facsimile thereof), together with any signature guarantees and any other documents required by the instructions to the Letter of Transmittal, must be received by the Exchange Agent prior to the Expiration Date at the address set forth in the Letter of Transmittal.

     NO PARTIAL TENDERS. To participate in the Exchange Offer, holders must tender all of the Series G and Series J Warrants held directly or indirectly by them, even if such Warrants are represented by multiple certificates or are held in the name of the holder or in an IRA, trust; corporate or other entity for the benefit of or controlled by the holder. No partial tenders are permitted under the terms of the Exchange Offer. For Example, if a holder owns Warrants in its own name and in an IRA acccount, all Warrants held individually and in the IRA account must be tendered for exchange. As a result of the Exchange Offer, unless Warrants are withdrawn prior to the Expiration Date; the holder will no longer own any Series G or Series J Warrants.

     DELIVERY OF LETTERS OF TRANSMITTAL. If the certificates for Warrants are registered in the name of a person other than the signer of the Letter of Transmittal relating thereto, then, in order to tender such Warrants pursuant to the Exchange Offer, the certificates evidencing such Warrants must be endorsed or accompanied by appropriate bond powers signed exactly as the name or names of the registered owner or owners appear on the certificates, with the signatures on the certificates or bond powers guaranteed as provided below.

     The method of delivery of Warrants, Letters of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holder tendering the Warrants. If delivery is to be made by mail, it is suggested that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to that date and time.

     SIGNATURE GUARANTEES. Signatures on the Letter of Transmittal must be guaranteed by an "eligible guarantor institution" as defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing being an "Eligible Institution") unless the Letter of Transmittal is signed by the registered holder of the Warrants tendered therewith and neither the "Special Issuance Instructions" box nor the "Special Delivery Instructions" box of the Letter of Transmittal is completed.

     LOST OF MISSING CERTIFICATES. If a holder desires to tender Warrants pursuant to the Exchange Offer but the certificates evidencing such Warrants have been mutilated, lost, stolen or destroyed, such holder should write to or telephone the Trustee, at the address or telephone number listed below, about procedures for obtaining replacement certificates for such Warrants or arranging for indemnification or any other matter that requires handling by the Trustee:

                   American Securities Transfer & Trust, Inc.
                          938 Quail Street, Suite 101
                           Lakewood, Colorado  80215

     TENDER CONSTITUTES AN AGREEMENT. The tender of Warrants into the Exchange Offer pursuant to any of the procedures described above will constitute a binding agreement between the tendering holder and the Company upon the terms and conditions of the Exchange Offer, and a representation that (i) such holder owns the Warrants being tendered and is entitled to tender such Warrants as contemplated by the Exchange Offer .

     Further, by executing or transmitting a Letter of Transmittal (as set forth above and subject to and effective upon acceptance for exchange for the Warrants tendered therewith), a tendering holder irrevocably sells, assigns and transfers to or upon the order of the Company or its assignee all right, title and interest in and to all such Warrants tendered thereby, waives any and all rights with respect to the Warrants and releases and discharges the Company from any and all claims such holder may have now, or may have in the future, arising out of or related to the Warrants, and each such holder irrevocably selects and appoints the Exchange Agent the true and lawful agent and attorney-in-fact of such holder with respect to such Warrants, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Warrants, together, with all accompanying evidences of transfer and authenticity, to or upon the order of the Company,
(b) present such Warrants for transfer on the relevant security register and
(c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Warrants.

     OTHER MATTERS. Notwithstanding any other provision of the Exchange Offer, delivery of the shares of Common Stock for Warrants tendered and accepted pursuant to the Exchange Offer will occur only after timely receipt by the Exchange Agent of such Warrants, together with properly completed and validly executed Letters of Transmittal (or a facsimile or electronic copy thereof or an electronic agreement to comply with the terms thereof) and any other required documents.

     All questions as to the form of all documents, the validity (including time of receipt) and acceptance of tenders of the Warrants will be determined by the Company, in its sole discretion, the determination of which shall be final and binding. Alternative, conditional or contingent tenders of Warrants will not be considered valid. The Company reserves the absolute right to reject any or all tenders of Warrants that are not in proper form or the acceptance of which,in the Company's opinion, would be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Warrants. If the Company waives its right to reject a defective tender of Warrants, the holder will be entitled to the Exchange Offer Consideration. The Company's interpretation of the terms and conditions of the Exchange Offer(including the instructions in the Letter of Transmittal) will be final and binding. Any defect or irregularity in connection with tenders of Warrants must be cured within such time as the Company determines, unless waived by the Company. Tenders of Warrants shall not be deemed to have been made until all defects and irregularities have been waived by the Company or cured. None of the Company, the Exchange Agent or any other person will be under any duty to give notice of any defects or irregularities in tenders of Warrants, or will incur any liability to holders for failure to give any such notice.

WITHDRAWAL OF TENDERS

     Tenders of Warrants may be withdrawn at any time until the Expiration Date as such date may be extended. Thereafter, such tenders are irrevocable, except that they may be withdrawn after the expiration of 40 business days from the commencement of the Exchange Offer (May 4, 1998) unless accepted for exchange prior to that date.

     Holders who wish to exercise their right of withdrawal with respect to a Exchange Offer must give written notice of withdrawal, delivered by mail, hand delivery or facsimile transmission, to the Exchange Agent at the address set forth in the Letter of Transmittal prior to the Expiration Date or at such other time as otherwise provided for herein. In order to be effective, a notice of withdrawal must specify the name of the person who deposited the Warrants to be withdrawn (the "Depositor"), the name in which the Warrants are registered, if different from that of the Depositor, and the number of Warrants to be withdrawn prior to the physical release of the certificates to be withdrawn. The notice of withdrawal must be signed by the registered holder of such Warrants in the same manner as the applicable Letter of Transmittal (including any required signature guarantees), or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of such Warrants.Withdrawals of tenders of Warrants may not be rescinded, and any Warrants withdrawn will be deemed not validly tendered thereafter for purposes of the Exchange Offer.
 However, properly withdrawn Warrants may be tendered again at any time prior to the Expiration Date by following the procedures for tendering not previously tendered Warrants described elsewhere herein.

     All questions as to the form, validity and eligibility (including time of receipt) of any withdrawal of tendered Warrants will be determined by the Company, in its sole discretion, which determination shall be final and binding. None of the Company, the Exchange Agent or any other person will be under any duty to give notification of any defect or irregularity in any withdrawal of tendered Warrants, or will incur any liability for failure to give any such notification.

     If the Company is delayed in its acceptance for conversion and payment for any Warrants or is unable to accept for conversion or convert any Warrants pursuant to the Exchange Offer for any reason, then, without prejudice to the Company's rights hereunder, tendered Warrants may be retained by the Exchange Agent on behalf of the Company and may not be withdrawn (subject to Rule 13e-4(f)(5) under the Exchange Act, which requires that the issuer making the tender offer pay the consideration offered, or return the tendered securities,promptly after the termination or withdrawal of a tender offer), except as otherwise permitted hereby.

FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued in the Exchange Offer. All fractional shares will be rounded up to the nearest whole number.

ACCEPTANCE OF WARRANTS; DELIVERY OF COMMON STOCK

     The acceptance of the Warrants validly tendered for exchange and not withdrawn will be made promptly after the Expiration Date. For purposes of the Exchange Offer, the Company will be deemed to have accepted for exchange validly tendered Warrants if, as and when the Company gives oral or written notice thereof to the Exchange Agent. Such notice of acceptance shall constitute a binding contract between the Company and the tendering holder pursuant to which the Company will be obligated to provide the Exchange Offer Consideration therefor. Subject to the terms and conditions of the Exchange Offer, delivery of Common Stock in respect of Warrants accepted and exchanged pursuant to the Exchange Offer. The Exchange Agent will act as agent for the tendering holders of Warrants for the purposes of receiving Common Stock and transmitting the Common Stock to the tendering holders. Tendered Warrants not accepted for conversion by the Company, if any, will be returned without expense to the tendering holder of such Warrants as promptly as practicable following the Expiration Date.

                      PRO-FORMA EFFECT OF THE EXCHANGE OFFER

     As of September 30, 1997, the net tangible book value of the Company was $45,920,000, or approximately $3.25 per share based on 14,149,780 shares of Common Stock outstanding. Assuming the issuance of an additional 665,024 shares of Common Stock pursuant to this Exchange Offer (without giving effect to the conversion of the Company's outstanding Convertible Preferred Stock and other outstanding options and warrants), the pro-forma net tangible book value of the Company's Common Stock at September 30, 1997 would have been $45,920,000 or approximately $3.10 per share based on 14,814,804 shares of Common Stock outstanding. Net tangible book value per share represents the tangible assets of the Company less all liabilities, divided by the number of shares outstanding.

     As of December 31, 1997, the net tangible book value of the Company was $47,495,000, or approximately $2.64 per share based on 18,006,974 shares of Common Stock outstanding. Assuming the issuance of an additional 665,024 shares of Common Stock pursuant to this Exchange Offer (without giving effect to the conversion of the Company's outstanding Convertible Preferred Stock and other outstanding options and warrants), the pro-forma net tangible book value of the Company's Common Stock at December 31, 1997 would have been $47,495,000 or approximately $2.54 per share based on 18,671,998 shares of Common Stock outstanding. Net tangible book value per share represents the tangible assets of the Company less all liabilities, divided by the number of shares outstanding.

PRO-FORMA FINANCIAL INFORMATION

     The following summary pro-forma financial information as of and for the year ended September 30, 1997 and for the quarter ended December 31, 1997, gives effect to the completion of the Exchange Offer, assumng all Warrants are exchanged for Common Stock, as if it had been completed at the beginning of the period presented (in thousands, except for per share data):

                                                 Pro-Forma for                      Pro-Forma for
                                 Fiscal Year    the Fiscal Year   Fiscal Quarter     the Fiscal
                                    Ended           Ended              Ended        Quarter Ended
                                September 30,    September 30,     December 31,      December 31,
                                    1997             1997              1997              1997
                                -------------   ---------------   --------------    -------------
STATEMENT OF OPERATIONS DATA

Revenues                         $   62,424       $   62,424        $   31,275        $   31,275

Cost of Sales                        55,179           55,179            26,302            26,302
                                 ----------       ----------        ----------        ----------

    Gross Profit                      7,245            7,245             4,973             4,973

Selling and administrative
 expenses                             4,221            4,221             2,474             2,474
                                 ----------       ----------        ----------        ----------

Income from Operations                3,024            3,024             2,499             2,499

       Interest Expense              (2,616)          (2,616)           (2,169)           (2,169)

       Other Income
        (expense)                        73               73               (55)              (55)
                                 ----------       ----------        ----------        ----------

       Income before
        income taxes and
        extraordinary items             481              481               275               275

Income tax benefit                      595              595               (87)              (87)

Extraordinary loss                                                       2,414             2,414
                                 ----------       ----------        ----------        ----------

Net Income (loss)                $    1,076       $    1,076        $   (2,226)       $   (2,226)

Preferred Stock Dividends               364              364                84                84
                                 ----------       ----------        ----------        ----------

Net Earnings (loss)
 Available to Common
 Shareholders (expense)          $      712       $      712        $   (2,310)       $   (2,310)
                                 ----------       ----------        ----------        ----------
                                 ----------       ----------        ----------        ----------

Net Income (loss)
 Per Share                       $     0.05       $     0.05        $     0.05        $    (0.12)
                                 ----------       ----------        ----------        ----------
                                 ----------       ----------        ----------        ----------

Weighted Average
 Shares Outstanding              14,149,780       14,814,804        18,006,974        18,671,998

BALANCE SHEET

Assets

  Current Assets                 $   15,004       $   15,004        $   48,079        $   48,079

  Property and Equipment             33,227           33,227           159,010           159,010

  Other Assets                        6,848            6,848            24,150            24,150
                                -----------      -----------       -----------       -----------

  Total Assets                  $    55,079      $    55,079       $   231,239       $   231,239
                                -----------      -----------       -----------       -----------
                                -----------      -----------       -----------       -----------

LIABILITIES AND STOCKHOLDER EQUITY

  Current Liabilities           $     7,448      $     7,448       $    10,498       $    10,498

  Long-Term Debt and
   Other Liabilities                 29,456           29,456           154,224           154,224
                                -----------      -----------       -----------       -----------

     Total Liabilities          $    36,904      $    36,904       $   164,722       $   164,722

  Redeemable Common
   Stock                              1,500            1,500             1,500             1,500

  Total Stockholders
   Equity                            16,675           16,675            65,017            65,017
                                -----------      -----------       -----------       -----------

Total Liabilities and
 Stockholders Equity            $    55,079      $    55,079       $   231,239       $   231,239
                                -----------      -----------       -----------       -----------
                                -----------      -----------       -----------       -----------

                 INTERESTS OF DIRECTORS OFFICERS AND AFFILIATES

     Certain of the Company's directors who hold an aggregate of 18,000 Warrants have indicated that they intend to participate in the Exchange Offer. Such participation will be on the same terms as all other holders of Warrants.

            CERTAIN FEDERAL INCOME TAX CONSEQUENCES TO WARRANTHOLDERS

     The following discussion summarizes the material federal income tax consequences to holders of the Warrants (herein referred to as "Holders") relating to the exchange of the Warrants for Common Stock of the Company. The discussion is based upon the Internal Revenue Code of 1986 (the "Code"), the applicable Treasury Regulations (the "Regulations") and judicial and administrative interpretations of the Code and Regulations, all as in effect on the date of this Prospectus. Each Holder should be aware that the Code and the Regulations, and any interpretation thereof, are subject to change and that any change could be applied retroactively. This summary does not discuss all aspects of federal income taxation that may be relevant to a particular Holder in light of his personal investment circumstances or to certain types of Holders subject to special treatment under the federal income tax laws (for example, tax-exempt entities and foreign taxpayers) and does not discuss any aspect of state, local or foreign tax laws. Each Holder is urged to consult his own tax advisor to determine the particular tax consequences to him (including the applicability and effect of state, local, foreign and other tax laws) of the exchange of the Warrants for Common Stock.

EXCHANGE OF WARRANTS FOR COMMON STOCK

     In general, a Holder exchanging Warrants for Common Stock will recognize gain or loss equal to the difference between the amount realized upon the exchange (which will be equal to the fair market value of the Common Stock received in exchange for the Warrants), and the basis of the Warrants that were exchanged therefor. Such gain or loss will be capital gain or loss if the Warrants thus exchanged were a capital asset in the hands of the Holder and the Common Stock which would have been acquired upon the exercise of a Warrant would have been a capital asset if so acquired, and will be long-term capital gain or loss if the Holder has held the Warrants for more than 18 months prior to the exchange.

TAX BASIS AND HOLDING PERIOD OF THE COMMON STOCK

     Shares of Common Stock acquired upon the exchange of the Warrants will have a tax basis equal to their fair market value at the time of the exchange. The Holder may not tack to his holding period of the Common Stock the period he held the Warrants transferred in exchange for the Common Stock.

DISPOSITION OF COMMON STOCK

     Upon the sale or exchange of shares of Common Stock to or with a person other than the Company, a Holder will, as a general rule, recognize capital gain or loss equal to the difference between the amount realized upon such sale or exchange and the Holder's adjusted tax basis in such shares. Any capital gain or loss recognized will generally be treated as long-term capital gain or loss if the Holder held such shares for more than 18 months.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 50,000,000 shares of Common Stock, $.001 par value. At February 5, 1998, 18,006,974 shares of Common Stock were outstanding. The shares of Common Stock have no preemptive, subscription, conversion or redemption rights and may be issued only as fully paid and non-assessable shares. On liquidation of the Company, each holder of Common Stock is entitled to receive a pro rata share of the Company's assets available for distribution to common shareholders after payments with respect to the preferential rights of the Company's then outstanding preferred stock, if any.

     The Company has never paid cash dividends on its Common Stock and has no present intention to pay any cash dividends on its Common Stock for the foreseeable future. Instead, the Company intends to retain its earnings, if any, to support the growth and future development of its business and for general corporate purposes. The payment of any future dividends is subject to the prior payment of dividends on the share of the Company's outstanding Preferred Stock described below. If funds are available to pay dividends on the Common Stock, such dividends will be at the discretion of the Company's Board of Directors and will be dependent upon the Company's earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions with respect to the payment of dividends and other factors that the Board of Directors deems relevant.

     Unless the holder is a "Substantial Stockholder" (as discussed below under "Anti-Takeover Provisions"), all shares of Common Stock have equal voting rights and have one vote per share in all matters to be voted upon by shareholders. Cumulative voting in the election of directors is not allowed, which means that the holders of a majority of the outstanding shares represented at any meeting at which a quorum is present will be able to elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any directors.

     A vote by the holders of a majority of the shares of Common Stock present at a meeting at which a quorum is present is necessary to take action, except for certain extraordinary matters which require the approval of a majority of the outstanding shares of voting stock.

PREFERRED STOCK

     The Company is authorized to issue up to a total of 10,000,000 shares of preferred stock, no par value, issuable in one or more series designated by the Board of Directors. Material provisions concerning the terms of any series of preferred stock which may be issued, such as dividend rate, conversion features and voting rights, are to be determined by the Board of Directors of the Company at the time of such issuance. The ability of the Board to issue preferred stock could also be used by it as a means for resisting a change of control of the Company and, therefore, can be considered an "anti-takeover" device.

   The Company has issued and outstanding the following series of preferred stock: (i) 10,000 shares of Series D Convertible Preferred all of which shall be converted on April 7, 1999 into that number of shares of the Company's Common Stock having a then market value of $500,000; (ii) 10,000 shares of Series E Redeemable Convertible Preferred Stock ("Series E Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $300 and is redeemable by the Company at any time prior to conversion for $300 per share. If not earlier redeemed or converted, all outstanding shares of Series E Preferred shall automatically convert into shares of Common Stock on December 5, 2000. (iii) 14,000 shares of Series F 6 1/2% Redeemable Convertible Preferred Stock ("Series F Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $250 and is redeemable by the Company at any time prior to conversion for $250 per share. If not earlier redeemed or converted, all outstanding shares of Series F Preferred shall automatically convert into shares of Common Stock on December 5, 2000; (iv) 14,000 shares of Series G 6 1/2% Redeemable Convertible Preferred Stock ("Series G Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $250 and is redeemable by the Company at any time prior to conversion for $250 per share. If not earlier redeemed or converted, all outstanding shares of Series G Preferred shall automatically convert into the greater of (1) that number of shares Common Stock having a then market value of $3,500,000, or (2) that number of shares of Common Stock equal to $3,500,000 divided by 2.5 times the market value of the Common Stock immediately prior to the issuance of the Series G Preferred shares of Common Stock on December 5, 2000; (v) 11,378 shares of Series H 6% Secured Redeemable Convertible Preferred Stock ("Series H Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $500 and is redeemable by the Company at any time prior to conversion for $500 per share. If not earlier redeemed or converted, all outstanding shares of Series H Preferred shall automatically convert into shares of Common Stock on December 5, 2000; and (vi) 10,000 shares of Series I Redeemable Convertible Preferred Stock ("Series I Preferred"), each share of which is convertible into that number of shares of the Company's Common Stock having market value at the time of conversion equal to $350. If not earlier redeemed or converted, all outstanding shares of Series H Preferred shall automatically convert into shares of Common Stock on December 8, 1999.

ANTI-TAKEOVER PROVISIONS

     The Company's Amended and Restated Articles of Incorporation authorize the Company's Board of Directors to limit the voting rights of any person or entity that becomes a "Substantial Stockholder," defined as any stockholder designated by the Board of Directors who is the direct or indirect beneficial owner of 10% or more of the Company's Common Stock, including shares of Common Stock which may be issuable pursuant to any agreement or upon the exercise of conversion rights, options or warrants. All shares of Common Stock beneficially owned by a Substantial Stockholder in excess of 10% will not be entitled to any voting rights and will be deemed not outstanding for purposes of determining a quorum. As of the date of this Offering Circular, the Company's Board of Directors has not determined any person or entity to be a Substantial Stockholder.

     In addition to restricting the voting rights of a Substantial Stockholder, the Company has the right to redeem all or a portion of the Common Stock beneficially owned by a Substantial Stockholder at a redemption price equal to the lesser of the average market price of the shares for each of the preceding 30 days prior to the date of the written redemption notice or the average market price of the shares for each of the 30 trading days during which shares of the Common Stock have been traded immediately preceding the date upon which the Substantial Stockholder beneficially owned more than 5% of the issued and outstanding Common Stock. A Substantial Stockholder has no rights, voting or otherwise, regarding shares subject to a redemption notice.


                                 EXCHANGE AGENT

     American Securities Transfer & Trust, Inc. has been appointed Exchange Agent for the Exchange Offer. All deliveries and correspondence sent to the Exchange Agent should be directed to the address set forth in the Letter of Transmittal. Requests for assistance or additional copies of this Offering Circular and the Letter of Transmittal should be directed to the Exchange Agent, at its address set forth on the back cover page of this Offering Circular. The Company has agreed to pay the Exchange Agent customary fees for its services and to reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company also has agreed to indemnify the Exchange Agent for certain liabilities, including liabilities under the federal securities laws.

                                    MISCELLANEOUS

     The Company has not retained any dealer manager or similar agent in connection with the Exchange Offer and will not make any payments to brokers, dealers or others for soliciting tenders of Warrants. However, directors, officers and employees of the Company (who will not be separately compensated for such services) may solicit exchanges by use of the mails, personally or by telephone, facsimile or similar means of electronic transmission. The Company also will pay brokers, dealers, commercial banks, trust companies and other nominees their reasonable out-of-pocket expenses incurred in forwarding copies of this Offering Circular and related documents to the beneficial owners of the Warrants and in handling or forwarding tenders of Warrants by their customers.

Rider _____


                                     -23-